CONSENT OF INDEPENDENT AUDITOR

We consent to the inclusion in this Regulation A Offering Circular of Masterworks 001, LLC on Form 1-A/A of our report dated January 29, 2019 on the balance sheet of Masterworks 001, LLC as of December 31, 2018  and to the reference to our Firm under the heading “Experts” in such Offering Circular.

/s/ Mayer Hoffman McCann P.C.

Mayer Hoffman McCann P.C.

Kansas City, Missouri

May 1 , 2019